Exhibit 99

Humana Reports Detailed First Quarter 2011 Financial Results

  First quarter EPS of $1.86
  Full-year EPS projected to be $6.70 to $6.90
  First quarter cash flows from operations of $795 million

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 2, 2011--Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended March 31, 2011 (1Q11) of $1.86, compared to $1.52 per share for the quarter ended March 31, 2010 (1Q10). Higher year-over-year earnings in the company’s Employer Group and Health and Well-Being Services business segments were partially offset by lower earnings in the company’s Retail business segment. EPS for 1Q11 and 1Q10 were positively impacted by $0.31 per share and $0.37 per share, respectively, as a result of favorable development of prior-period medical claims reserves.

“Our favorable first-quarter results reflect operational discipline in our core businesses and a growing focus on a broader array of businesses designed to help people achieve lifelong well-being,” said Michael B. McCallister, Humana’s chairman of the board and chief executive officer. “Humana’s financial strength allows us to begin a more aggressive capital deployment program while still fully supporting the continued execution of our corporate strategy overall.”

On April 26, 2011, the company raised EPS guidance for the year ending December 31, 2011 (FY11) to a range of $6.70 to $6.90 versus its previous estimate of $5.95 to $6.15. This increase in FY11 EPS guidance primarily reflects favorable prior-period claims development in the first quarter, lower projected benefit expense ratios in the company’s Retail and Employer Group Segments and higher projected earnings for the company’s Health and Well-Being Services Segment.

Consolidated Highlights

Revenues – 1Q11 consolidated revenues were $9.19 billion, an increase of 10 percent from $8.38 billion in 1Q10, with total premiums and services revenue up 10 percent compared to the prior year’s quarter. The year-over-year increase in premiums and services revenue primarily reflected an increase in the revenues in both our Retail and Health and Well-Being Services segments, partially offset by a decline in Employer Group revenues. Increases in Retail revenues were driven primarily by an 11 percent increase in average membership in the company’s Medicare Advantage plans. Increases in Health and Well-Being Services revenues were driven primarily by the acquisition of Concentra in December 2010. The decrease in Employer Group revenues resulted from lower average commercial group medical membership.

Benefit expenses – The 1Q11 consolidated benefit ratio (benefit expenses as a percent of premiums) of 83.8 percent increased from 83.5 percent for the prior year’s quarter due primarily to a higher year-over-year benefit ratio for the Retail Segment, partially offset by a lower year-over-year benefit ratio for the Employer Group Segment.

Operating costs – The consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 13.8 percent for 1Q11 compares to 12.8 percent in 1Q10. This higher year-over-year ratio primarily reflects the greater percentage of the company’s revenues derived from its Health and Well-Being Services Segment, which carries a higher operating cost ratio than the company’s other business segments.

Retail Segment Highlights

Pretax results:

  Retail Segment pretax income of $217.0 million in 1Q11 compares to $264.8 million in 1Q10. This decrease was primarily due to lower favorable prior-period medical claims reserve development in 1Q11 than in the prior year’s quarter and the impact of health insurance reform on our HumanaOne® business. The segment’s pretax income for 1Q11 included the beneficial impact of $40 million in favorable development of prior-period medical claims reserves versus $92 million in 1Q10.

Enrollment:

  Individual Medicare Advantage membership was 1,594,800 at March 31, 2011, an increase of 134,100 members, or 9 percent from 1,460,700 at December 31, 2010 due to a successful enrollment season associated with the 2011 plan year. Membership increased by 148,700, or 10 percent, compared with the prior year’s quarter.
  Membership in the company’s individual stand-alone Prescription Drug Plans (PDPs) totaled 2,353,100 at March 31, 2011 compared to 1,670,300 at December 31, 2010 and 1,733,700 at March 31, 2010. This increase resulted primarily from higher gross sales year over year, particularly for the company’s low-price-point Humana-Walmart plan offering.

  HumanaOne medical membership increased to 382,900 at March 31, 2011, an increase of 10,600 or 3 percent, from 372,300 at December 31, 2010 and an increase of 12,400, or 3 percent, from 370,500 at March 31, 2010.
  Membership in individual specialty products(a) of 590,500 at March 31, 2011 increased 16 percent from 510,000 at December 31, 2010 driven primarily by increased sales in dental and vision offerings. Membership increased 191,800, or 48 percent, from 398,700 at March 31, 2010.

Premiums and services revenue:

  1Q11 premiums and services revenue for the Retail Segment were $5.31 billion, an increase of 12 percent from $4.76 billion in 1Q10. The increase was primarily the result of higher average Medicare Advantage membership year over year.

Benefit expenses:

  The 1Q11 benefit ratio for the Retail Segment was 85.8 percent, an increase of 190 basis points from 83.9 percent in 1Q10. The increase was primarily the result of lower favorable development of prior-period medical claims reserves in 1Q11 than in the prior year’s quarter together with a higher benefit ratio for the HumanaOne product as a result of health insurance reform.

Operating costs:

  The Retail Segment’s operating cost ratio of 10.0 percent in 1Q11 decreased 40 basis points from 10.4 percent in 1Q10 reflecting scale efficiencies associated with higher year-over-year membership in every line of the segment’s business.

Employer Group Segment Highlights

Pretax results:

  Employer Group Segment pretax income of $138.8 million in 1Q11 compares to $73.5 million in 1Q10. This increase was primarily due to higher favorable prior-period development of medical claims reserves in 1Q11 versus the prior year’s quarter. The segment’s pretax income for 1Q11 included the beneficial impact of $41 million in favorable development of prior-period medical claims reserves versus only $8 million in 1Q10.

Enrollment:

  Group Medicare Advantage membership was 280,700 at March 31, 2011, an increase of 7,600 members, or 3 percent, from 273,100 at December 31, 2010. Membership increased 13,500, or 5 percent, from 267,200 at March 31, 2010.
  Group fully-insured commercial medical membership declined to 1,178,500 at March 31, 2011, a decrease of 73,700 or 6 percent, from 1,252,200 at December 31, 2010 and a decrease of 160,300, or 12 percent, from 1,338,800 at March 31, 2010. This decline primarily reflected the company’s continued dedication to pricing discipline in a highly competitive environment for large group business partially offset by small group business membership gains.

  Group ASO commercial medical membership declined to 1,319,300 at March 31, 2011, a decrease of 134,300 or 9 percent, from 1,453,600 at December 31, 2010 and a decrease of 269,200, or 17 percent, from 1,588,500 at March 31, 2010. This decline reflected the loss of a large ASO account in July 2010 and a continuation of discipline in pricing services for self-funded accounts amid a highly competitive environment.
  Membership in Employer Group specialty products (a) of 6,636,800 at March 31, 2011 increased 2 percent from 6,517,500 at December 31, 2010 and decreased 152,100, or 2 percent, from 6,788,900 at March 31, 2010, reflecting recent gains associated with the cross-selling of these products to employer groups.

Premiums and services revenue:

  1Q11 premiums and services revenue for the Employer Group Segment were $2.32 billion, a decrease of 4 percent from $2.41 billion in 1Q10. The decrease was primarily the result of lower average commercial group medical membership year over year.

Benefit expenses:

  1Q11 benefit ratio for the Employer Group Segment was 78.7 percent, a decrease of 350 basis points from 82.2 percent in 1Q10. The decrease was primarily the result of higher prior-period favorable development of medical claims reserves in 1Q11 than in 1Q10 and lower 1Q11 utilization of benefits combined with a higher percentage of the segment’s membership in small group accounts which generally have a lower benefit ratio than larger group accounts.

Operating costs:

  The Employer Group Segment’s operating cost ratio of 18.3 percent in 1Q11 increased from 17.8 percent in 1Q10 reflecting a heavier mix of small group membership, which generally carries a higher operating cost ratio than that for larger accounts.

Health and Well-Being Services Segment Highlights

Pretax results:

  Health and Well-Being Services Segment pretax income of $96.4 million in 1Q11 compares to $48.2 million in 1Q10 reflecting growth in the company’s pharmacy solutions business as well as the addition of the Concentra business acquired in December 2010.

Services revenue:

  Services revenue of $2.77 billion in 1Q11 for the Health and Well-Being Services Segment increased from $2.20 billion in 1Q10. This increase was primarily due to growth in the company’s pharmacy solutions business together with the December 2010 acquisition of the company’s Concentra business.

Operating costs:

  The Health and Well-Being Services Segment’s operating cost ratio of 95.8 percent in 1Q11 declined 180 basis points from 97.6 percent in 1Q10 reflecting scale efficiencies associated with growth in the company’s pharmacy solutions business together with the addition of operating costs for the company’s newly acquired Concentra operations.

Balance Sheet

  At March 31, 2011, the company had cash, cash equivalents, and investment securities of $10.75 billion, up 7 percent from $10.05 billion at December 31, 2010.
  Parent company cash and investments of $367.8 million at March 31, 2011 decreased $185.8 million from $553.6 million at December 31, 2010, primarily reflecting the timing of subsidiary capital contributions in 1Q11 ahead of dividends from subsidiaries expected in the second quarter of 2011. Parent company cash and investments was also lower from share repurchases during 1Q11.
  Debt-to-total capitalization at March 31, 2011 was 18.7 percent, down 70 basis points compared to 19.4 percent at December 31, 2010 primarily driven by higher capitalization associated with first quarter earnings.

Cash Flows from Operations

Cash flows provided by operations for 1Q11 totaled $795.5 million compared to cash flows provided by operations of $754.7 million in 1Q10 primarily due to higher net income, year over year.

Share Repurchase Program and Cash Dividend

  In December 2009, the company’s Board of Directors renewed its authorization for the use of up to $250 million for the repurchase of Humana common shares. During 1Q11, the company repurchased 825,000 of its outstanding shares at an average price per share of $63.73.
  In April 2011, the company’s Board of Directors replaced its previous share repurchase authorization with a new authorization for share repurchases of up to $1 billion. The new share repurchase authorization expires June 30, 2013.
  In April 2011, the company’s Board of Directors also initiated a quarterly cash dividend to stockholders, declaring a cash dividend of $0.25 per share for stockholders of record as of June 30, 2011, payable on July 28, 2011.

Footnote

(a) The company provides a full range of insured specialty products including dental, vision and other supplemental products. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at www.humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the audio-only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least ten minutes in advance of the call. For those unable to participate in the live event, the virtual presentation archive may be accessed via the Historical Webcasts & Presentations section of the Investor Relations page at www.humana.com.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

  Health insurance reform legislation, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, increasing the company's medical and administrative costs by, among other things, requiring a minimum benefit ratio, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible federal premium tax; financial position, including the company's ability to maintain the value of its goodwill; and cash flows. In addition, if the new non-deductible federal premium tax is imposed as enacted, and if Humana is unable to adjust its business model to address this new tax, there can be no assurance that the non-deductible federal premium tax would not have a material adverse effect on the company’s results of operations, financial position, and cash flows.
  If Humana does not design and price its products properly and competitively, if the premiums Humana charges are insufficient to cover the cost of health care services delivered to its members, or if its estimates of benefit expenses are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. These estimates, however, involve extensive judgment, and have considerable inherent variability that is extremely sensitive to payment patterns and medical cost trends.

  If Humana fails to effectively implement its operational and strategic initiatives, including its Medicare initiatives, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in the Medicare business.
  If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, or to protect Humana’s proprietary rights to its systems, the company’s business may be materially adversely affected.
  Humana is involved in various legal actions and governmental and internal investigations, including without limitation, an ongoing internal investigation related to certain aspects of its Florida subsidiary operations, the outcome of any of which could result in substantial monetary damages, penalties, fines or other sanctions. Increased litigation or regulatory action and any related negative publicity could increase the company’s cost of doing business.
  Humana’s business activities are subject to substantial government regulation and related audits for compliance, including, among others, existing audits regarding Medicare risk adjustment data. New laws or regulations, or changes in existing laws or regulations or their manner of application, including the methodology that may be used by the government in implementing results of risk adjustment audits, could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and financial condition. In addition, as a government contractor, Humana is exposed to additional risks that may adversely affect the company’s business or the company’s willingness to participate in government health care programs.
  On February 25, 2011, the Department of Defense TRICARE Management Activity, or TMA, awarded the TRICARE South Region contract to Humana. On March 7, 2011, the competing offeror protested the award to the Government Accountability Office. Also on March 7, 2011, as provided in the Federal Acquisition Regulations, TMA issued a stop work order to Humana in connection with the award. As a result of the award of the TRICARE South Region contract to the company, Humana no longer expects a goodwill impairment to occur during the second half of 2011. Ultimate disposition of the contract award is, however, subject to the resolution of any protests that may be filed by unsuccessful bidders.
  Any failure to manage administrative costs could hamper Humana’s profitability.
  Any failure by Humana to manage acquisitions and other significant transactions successfully may have a material adverse effect on its results of operations, financial position, and cash flows.
  If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
  Humana’s home-delivery pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.
  Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
  If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.
  Humana’s ability to obtain funds from its subsidiaries is restricted by state insurance regulations.
  Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
  Changes in economic conditions could adversely affect Humana’s business and results of operations.
  The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
  Given the current economic climate, Humana’s stock and the stock of other companies in the insurance industry may be increasingly subject to stock price and trading volume volatility.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

  Form 10-K for the year ended December 31, 2010;
  Form 8-Ks filed during 2011.

About Humana

Humana Inc., headquartered in Louisville, Kentucky, is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom the company has relationships.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

  Annual reports to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentations;
  Quarterly earnings news releases;
  Replays of most recent earnings release conference calls;
  Calendar of events (including upcoming earnings conference call dates and times, as well as planned interaction with research analysts and institutional investors);
  Corporate Governance information

Humana Inc. – Earnings Guidance Points as of May 2, 2011

(in accordance with Generally Accepted Accounting Principles)	For the year ending December 31, 2011	Comments
Diluted earnings per common share (EPS)	Full year 2011: $6.70 to $6.90	EPS estimates:
	Second quarter 2011: $2.00 to $2.10	- Exclude the impact of future share
repurchases
- Anticipate 171 million shares
outstanding
- Reflect income tax rate of
approximately 37%
Revenues	Consolidated revenues: $36.5 billion to $37.0 billion	Includes expected investment income in the
	Total revenues:	range of $355 million to $365 million
Retail Segment:$20.5 billion to $21.5 billion
	Employer Group Segment: $9.0 billion to $10.0 billion	Segment-level revenues include
	Health and Well-Being Services Segment: $11.0 billion to $12.0 billion	intersegment amounts that eliminate in
	Other Businesses: $4.5 billion to $5.5 billion	consolidation
Ending medical membership versus prior year end	Retail Segment:
Medicare Advantage: Up 117,000 to 127,000
Medicare stand-alone PDPs: Up 720,000 to 730,000
Employer Group Segment:
Medicare Advantage: Up approximately 8,000
Commercial Fully Insured: Down 70,000 to 80,000
Commercial ASO: Down 140,000 to 150,000
Benefit ratios	Retail Segment: 84.0% to 85.0%	Benefit expenses as a percent of premiums
Employer Group Segment: 83.0% to 84.0%
Consolidated operating cost ratio	13.75% to 14.25%	Operating costs as a percent of total
revenues excluding investment income
Consolidated depreciation and amortization (cash	$300 million to $310 million	Approximately $35 million is expected to be
flows)		included in benefits expense on the
income statement
Consolidated interest expense	$110 million to $115 million
Detailed pretax results	Retail Segment: $1.1 billion to $1.2 billion
Employer Group Segment: $135 million to $150 million
Health and Well-Being Services Segment: $370 million to $410 million
Cash flows from operations	$1.8 billion to $2.0 billion
Capital expenditures	Approximately $280 million

Humana Inc.
Statistical Schedules
And
Supplementary Information
1Q11 Earnings Release

S-1

Humana Inc.
Statistical Schedules and Supplementary Information
1Q11 Earnings Release

Contents

Page	Description

S-3	Consolidated Statements of Income
S-4	1Q11 Segment Financial Information
S-5	1Q10 Segment Financial Information
S-6	Consolidated Balance Sheets
S-7	Consolidated Statements of Cash Flows
S-8	Key Income Statement Ratios and Segment Operating Results
S-9	Membership Detail
S-10	Premiums and Services Revenue Detail
S-11	Investments
S-12-14	Benefits Payable
S-15	Footnotes

S-2

Humana Inc.
Consolidated Statements of Income
In thousands, except per common share results

	Three Months Ended March 31,
			Dollar	Percentage
	2011	2010	Change	Change
Revenues:
Premiums	$8,766,291	$8,161,863	$604,428	7.4%
Services	334,942	133,020	201,922	151.8%
Investment income	89,485	85,455	4,030	4.7%
Total revenues	9,190,718	8,380,338	810,380	9.7%
Operating expenses:
Benefits	7,344,754	6,817,382	527,372	7.7%
Operating costs	1,255,843	1,060,857	194,986	18.4%
Depreciation and amortization	66,109	58,859	7,250	12.3%
Total operating expenses	8,666,706	7,937,098	729,608	9.2%
Income from operations	524,012	443,240	80,772	18.2%
Interest expense	27,228	26,314	914	3.5%
Income before income taxes	496,784	416,926	79,858	19.2%
Provision for income taxes	181,608	158,158	23,450	14.8%
Net income	$315,176	$258,768	$56,408	21.8%

Basic earnings per common share	$1.88	$1.54	$0.34	22.1%
Diluted earnings per common share	$1.86	$1.52	$0.34	22.4%

Shares used in computing basic earnings per common share (000's)	167,271	168,200
Shares used in computing diluted earnings per common share (000's)	169,534	170,080

S-3

Humana Inc.
1Q11 Segment Financial Information
In thousands
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$4,524,626	$796,754	$-	$-	$-	$5,321,380
Medicare stand-alone PDP	557,472	1,817	-	75,896	-	635,185
Total Medicare	5,082,098	798,571	-	75,896	-	5,956,565
Fully-insured	200,888	1,198,590	-	-	-	1,399,478
Specialty	25,775	229,651	-	-	-	255,426
Military services	-	-	-	923,277	-	923,277
Medicaid and other (A)	-	-	-	231,545	-	231,545
Total premiums	5,308,761	2,226,812	-	1,230,718	-	8,766,291
Services revenue:
Provider	-	-	215,046	-	-	215,046
ASO and other (B)	2,873	92,546	-	22,270	-	117,689
Pharmacy	-	-	2,207	-	-	2,207
Total services revenue	2,873	92,546	217,253	22,270	-	334,942
Total revenues - external customers	5,311,634	2,319,358	217,253	1,252,988	-	9,101,233

Intersegment revenues
Services	-	3,281	2,121,391	-	(2,124,672)	-
Products	-	-	434,640	-	(434,640)	-
Total intersegment revenues	-	3,281	2,556,031	-	(2,559,312)	-
Investment income	18,996	11,615	-	12,304	46,570	89,485
Total revenues	5,330,630	2,334,254	2,773,284	1,265,292	(2,512,742)	9,190,718

Operating expenses:
Benefits	4,554,243	1,751,404	-	1,109,439	(70,332)	7,344,754
Operating costs	532,412	423,907	2,656,282	118,954	(2,475,712)	1,255,843
Depreciation and amortization	26,985	20,188	20,629	1,708	(3,401)	66,109
Total operating expenses	5,113,640	2,195,499	2,676,911	1,230,101	(2,549,445)	8,666,706
Income from operations	216,990	138,755	96,373	35,191	36,703	524,012
Interest expense	-	-	-	-	27,228	27,228
Income before income taxes	$216,990	$138,755	$96,373	$35,191	$9,475	$496,784

Benefit ratio	85.8%	78.7%		90.1%		83.8%
Operating cost ratio	10.0%	18.3%	95.8%	9.5%		13.8%

S-4

Humana Inc.
1Q10 Segment Financial Information
In thousands
			Health and
		Employer	Well-Being	Other	Eliminations/
	Retail	Group	Services	Businesses	Corporate	Consolidated

Revenues - external customers
Premiums:
Medicare Advantage	$4,059,167	$757,813	$-	$-	$-	$4,816,980
Medicare stand-alone PDP	503,513	1,136	-	74,376	-	579,025
Total Medicare	4,562,680	758,949	-	74,376	-	5,396,005
Fully-insured	178,817	1,328,001	-	-	-	1,506,818
Specialty	17,522	222,148	-	-	-	239,670
Military services	-	-	-	844,994	-	844,994
Medicaid and other (A)	-	-	-	174,376	-	174,376
Total premiums	4,759,019	2,309,098	-	1,093,746	-	8,161,863
Services revenue:
Provider	-	-	3,163	-	-	3,163
ASO and other (B)	2,801	99,123	-	27,933	-	129,857
Pharmacy	-	-	-	-	-	-
Total services revenue	2,801	99,123	3,163	27,933	-	133,020
Total revenues - external customers	4,761,820	2,408,221	3,163	1,121,679	-	8,294,883

Intersegment revenues
Services	-	3,389	1,907,928	-	(1,911,317)	-
Products	-	-	286,913	-	(286,913)	-
Total intersegment revenues	-	3,389	2,194,841	-	(2,198,230)	-
Investment income	21,208	11,040	-	9,854	43,353	85,455
Total revenues	4,783,028	2,422,650	2,198,004	1,131,533	(2,154,877)	8,380,338

Operating expenses:
Benefits	3,994,049	1,896,931	-	976,606	(50,204)	6,817,382
Operating costs	496,706	428,824	2,144,696	114,812	(2,124,181)	1,060,857
Depreciation and amortization	27,491	23,418	5,081	2,891	(22)	58,859
Total operating expenses	4,518,246	2,349,173	2,149,777	1,094,309	(2,174,407)	7,937,098
Income from operations	264,782	73,477	48,227	37,224	19,530	443,240
Interest expense	-	-	-	-	26,314	26,314
Income before income taxes	$264,782	$73,477	$48,227	$37,224	$(6,784)	$416,926

Benefit ratio	83.9%	82.2%		89.3%		83.5%
Operating cost ratio	10.4%	17.8%	97.6%	10.2%		12.8%

S-5

Humana Inc.
Consolidated Balance Sheets
Dollars in thousands, except share amounts
	March 31,	December 31,	Sequential Change
	2011	2010	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$1,756,041	$1,673,137
Investment securities	7,420,959	6,872,767
Receivables, net	1,219,347	959,018
Securities lending invested collateral	31,139	49,636
Other	669,288	583,141
Total current assets	11,096,774	10,137,699	$959,075	9.5%

Property and equipment, net	819,729	815,337
Long-term investment securities	1,568,090	1,499,672
Goodwill	2,576,208	2,567,809
Other	1,099,259	1,082,736
Total assets	$17,160,060	$16,103,253	$1,056,807	6.6%

Liabilities and Stockholders' Equity
Current liabilities:
Benefits payable	$3,940,058	$3,469,306
Trade accounts payable and accrued expenses	1,916,602	1,624,832
Book overdraft	252,073	409,385
Securities lending payable	36,997	55,693
Unearned revenues	219,004	185,410
Total current liabilities	6,364,734	5,744,626	$620,108	10.8%

Long-term debt	1,666,447	1,668,849
Future policy benefits payable	1,530,064	1,492,855
Other long-term liabilities	371,837	272,867
Total liabilities	9,933,082	9,179,197	$753,885	8.2%

Commitments and contingencies
Stockholders' equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	-	-
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 191,607,107 issued at March 31, 2011	31,935	31,707
Capital in excess of par value	1,825,405	1,737,207
Retained earnings	5,844,177	5,529,001
Accumulated other comprehensive income	108,808	120,584
Treasury stock, at cost, 23,212,730 shares at March 31, 2011	(583,347)	(494,443)
Total stockholders' equity	7,226,978	6,924,056	$302,922	4.4%
Total liabilities and stockholders' equity	$17,160,060	$16,103,253	$1,056,807	6.6%

Debt-to-total capitalization ratio	18.7%	19.4%

S-6

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in thousands
	Three Months Ended March 31,
			Dollar	Percentage
	2011	2010	Change	Change
Cash flows from operating activities
Net income	$315,176	$258,768
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	75,491	62,756
Net realized capital gains	(3,926)	(8,694)
Stock-based compensation	29,775	27,339
Provision for (benefit from) deferred income taxes	27,352	(20,862)
Changes in operating assets and liabilities excluding the effects of acquisitions:
Receivables	(260,329)	(280,978)
Other assets	(110,920)	(29,177)
Benefits payable	470,752	484,459
Other liabilities	204,176	246,068
Unearned revenues	33,594	6,767
Other	14,311	8,205
Net cash provided by operating activities	795,452	754,651	$40,801	5.4%

Cash flows from investing activities
Acquisitions, net of cash acquired	(5,000)	-
Purchases of property and equipment	(70,481)	(39,028)
Purchases of investment securities	(1,186,574)	(1,525,349)
Proceeds from maturities of investment securities	398,800	433,788
Proceeds from sales of investment securities	153,832	545,166
Change in securities lending collateral	18,696	58,206
Net cash used in investing activities	(690,727)	(527,217)	$(163,510)	-31.0%

Cash flows from financing activities
Receipts from CMS contract deposits	613,909	438,108
Withdrawals from CMS contract deposits	(430,949)	(266,649)
Change in book overdraft	(157,312)	(138,426)
Change in securities lending payable	(18,696)	(58,206)
Common stock repurchases	(88,904)	(7,670)
Excess tax benefit from stock-based compensation	5,131	734
Proceeds from stock option exercises and other	55,000	5,080
Net cash used in financing activities	(21,821)	(27,029)	$5,208	19.3%

Increase in cash and cash equivalents	82,904	200,405
Cash and cash equivalents at beginning of period	1,673,137	1,613,588

Cash and cash equivalents at end of period	$1,756,041	$1,813,993

S-7

Humana Inc.
Key Income Statement Ratios and Segment Operating Results
Dollars in thousands

	Three Months Ended March 31,

				Percentage
	2011	2010	Difference	Change
Benefit ratio
Retail	85.8%	83.9%	1.9%
Employer Group	78.7%	82.2%	-3.5%
Other Businesses	90.1%	89.3%	0.8%
Consolidated	83.8%	83.5%	0.3%

Operating cost ratio (C)
Retail	10.0%	10.4%	-0.4%
Employer Group	18.3%	17.8%	0.5%
Health and Well-Being Services	95.8%	97.6%	-1.8%
Other Businesses	9.5%	10.2%	-0.7%
Consolidated	13.8%	12.8%	1.0%

Detail of pretax income
Retail	$216,990	$264,782	$(47,792)	-18.0%
Employer Group	$138,755	$73,477	$65,278	88.8%
Health and Well-Being Services	$96,373	$48,227	$48,146	99.8%
Other Businesses	$35,191	$37,224	$(2,033)	-5.5%
Consolidated	$496,784	$416,926	$79,858	19.2%

S-8

Humana Inc.
Membership Detail
In thousands
	Ending	Average	Ending	Year-over-year Change		Ending	Sequential Change
	March 31, 2011	1Q11	March 31, 2010	Amount	Percent	December 31, 2010	Amount	Percent
Medical Membership:
Retail
Medicare Advantage	1,594.8	1,593.2	1,446.1	148.7	10.3%	1,460.7	134.1	9.2%
Medicare stand-alone PDPs	2,353.1	2,328.4	1,733.7	619.4	35.7%	1,670.3	682.8	40.9%
Medicare Supplement	49.9	49.0	33.7	16.2	48.1%	38.9	11.0	28.3%
Individual	382.9	375.1	370.5	12.4	3.3%	372.3	10.6	2.8%
Total Retail	4,380.7	4,345.7	3,584.0	796.7	22.2%	3,542.2	838.5	23.7%

Employer Group
Medicare Advantage	280.7	279.8	267.2	13.5	5.1%	273.1	7.6	2.8%
Medicare Advantage ASO	27.9	28.0	29.0	(1.1)	-3.8%	28.2	(0.3)	-1.1%
Medicare stand-alone PDPs	4.1	4.1	2.4	1.7	70.8%	2.4	1.7	70.8%
Fully-insured medical	1,178.5	1,177.1	1,338.8	(160.3)	-12.0%	1,252.2	(73.7)	-5.9%
ASO	1,319.3	1,320.1	1,588.5	(269.2)	-16.9%	1,453.6	(134.3)	-9.2%
Total Employer Group	2,810.5	2,809.1	3,225.9	(415.4)	-12.9%	3,009.5	(199.0)	-6.6%

Other Businesses
Military Services	3,012.9	3,016.6	3,031.4	(18.5)	-0.6%	3,027.8	(14.9)	-0.5%
Medicaid	619.3	618.1	448.9	170.4	38.0%	621.0	(1.7)	-0.3%
LI-NET	98.5	99.9	181.0	(82.5)	-45.6%	86.1	12.4	14.4%
Total Other Businesses	3,730.7	3,734.6	3,661.3	69.4	1.9%	3,734.9	(4.2)	-0.1%

Total Medical Membership	10,921.9	10,889.4	10,471.2	450.7	4.3%	10,286.6	635.3	6.2%

Specialty Membership:
Retail
Dental - fully-insured	444.4	424.8	296.0	148.4	50.1%	383.9	60.5	15.8%
Vision	61.2	57.3	39.3	21.9	55.7%	51.7	9.5	18.4%
Other supplemental benefits (D)	84.9	81.0	63.4	21.5	33.9%	74.4	10.5	14.1%
Total Retail	590.5	563.1	398.7	191.8	48.1%	510.0	80.5	15.8%

Employer Group
Dental - fully-insured	2,252.5	2,250.8	2,360.3	(107.8)	-4.6%	2,254.5	(2.0)	-0.1%
Dental - ASO	1,229.8	1,230.1	1,213.9	15.9	1.3%	1,242.3	(12.5)	-1.0%
Vision	2,194.1	2,189.5	2,400.2	(206.1)	-8.6%	2,134.7	59.4	2.8%
Other supplemental benefits (D)	960.4	952.7	814.5	145.9	17.9%	886.0	74.4	8.4%
Total Employer Group	6,636.8	6,623.1	6,788.9	(152.1)	-2.2%	6,517.5	119.3	1.8%

Total Specialty Membership	7,227.3	7,186.2	7,187.6	39.7	0.6%	7,027.5	199.8	2.8%

S-9

Humana Inc.
Premiums and Services Revenue Detail
Dollars in thousands, except per member per month

					Per Member per Month (E)
	Three Months Ended March 31,				Three Months Ended March 31,
			Dollar	Percentage
	2011	2010	Change	Change	2011	2010

Premiums and Services Revenue
Retail:
Medicare Advantage	$4,524,626	$4,059,167	$465,459	11.5%	$947	$939
Medicare stand-alone PDPs	557,472	503,513	53,959	10.7%	$80	$96
Individual	177,404	162,498	14,906	9.2%	$158	$147
Medicare Supplemental	23,484	16,319	7,165	43.9%	$160	$163
Specialty	25,775	17,522	8,253	47.1%	$15	$15
Services	2,873	2,801	72	2.6%
Total Retail	5,311,634	4,761,820	549,814	11.5%

Employer Group:
Medicare Advantage	796,754	757,813	38,941	5.1%	$949	$952
Medicare stand-alone PDPs	1,817	1,136	681	59.9%	$148	$158
Fully-insured medical	1,201,871	1,331,390	(129,519)	-9.7%	$339	$326
Specialty	229,651	222,148	7,503	3.4%	$14	$13
Services	92,546	99,123	(6,577)	-6.6%
Total Employer Group	2,322,639	2,411,610	(88,971)	-3.7%

Health and Well-Being Services:
Pharmacy solutions	2,457,066	2,111,226	345,840	16.4%
Primary care services	254,706	35,328	219,378	621.0%
Home care services	16,579	7,276	9,303	127.9%
Integrated wellness services	44,933	44,174	759	1.7%
Total Health and Well-Being Services	2,773,284	2,198,004	575,280	26.2%

Other Businesses:
Military services (F)	942,205	867,292	74,913	8.6%	$176	$160
LI-NET	75,896	74,376	1,520	2.0%	$253	$259
Medicaid and other (G)	234,887	180,011	54,876	30.5%	$125	$130
Total Other Businesses	1,252,988	1,121,679	131,309	11.7%

S-10

Humana Inc.	Fair value
Investments
Dollars in thousands
	3/31/2011	12/31/2010
Investment Portfolio:
Cash & cash equivalents	$1,756,041	$1,673,137
Investment securities	7,420,959	6,872,767
Long-term investment securities	1,568,090	1,499,672
Total investment portfolio	$10,745,090	$10,045,576

Duration (H)	3.88	3.96
Average Credit Rating	AA-	AA

Securities Lending Invested Collateral Portfolio:
Cash & cash equivalents	$31,139	$24,638
Asset-backed securities	-	24,998
	$31,139	$49,636

Average Credit Rating	AAA	AAA

Investment Portfolio Detail:
Cash and cash equivalents	$1,756,041	$1,673,137
U.S. Government and agency obligations
U.S. Treasury and agency obligations	759,581	711,613
U.S. Government residential mortgage-backed	1,914,896	1,634,014
U.S. Government commercial mortgage-backed	28,999	29,165
Total U.S. Government and agency obligations	2,703,476	2,374,792
Tax-exempt municipal securities
Pre-refunded	333,889	343,913
Insured	590,676	597,165
Other	1,432,022	1,440,450
Auction rate securities	51,323	51,806
Total tax-exempt municipal securities	2,407,910	2,433,334
Residential mortgage-backed
Prime residential mortgages	49,044	52,474
Alt-A residential mortgages	2,080	2,178
Sub-prime residential mortgages	1,147	1,235
Total residential mortgage-backed	52,271	55,887
Commercial mortgage-backed	380,174	321,031
Asset-backed securities	142,605	149,751
Corporate securities
Financial services	939,511	891,390
Other	2,357,769	2,140,921
Total corporate securities	3,297,280	3,032,311
Redeemable preferred stocks	5,333	5,333
Total investment portfolio	$10,745,090	$10,045,576

S-11

Humana Inc.
Detail of Benefits Payable Balance and Year-to-Date Changes
Dollars in thousands

	March 31,	March 31,	December 31,
	2011	2010	2010
Detail of benefits payable
IBNR and other benefits payable (I)	$2,859,977	$2,755,876	$2,753,141
Unprocessed claim inventories (J)	481,700	426,200	373,800
Processed claim inventories (K)	136,252	126,581	65,283
Payable to pharmacy benefit administrator (L)	160,963	136,688	21,902
Benefits payable, excluding military services	3,638,892	3,445,345	3,214,126

Military services benefits payable (M)	301,166	261,688	255,180
Total Benefits Payable	$3,940,058	$3,707,033	$3,469,306

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2011	March 31, 2010	December 31, 2010
Year-to-date changes in benefits payable,
excluding military services (N)

Balances at January 1	$3,214,126	$2,943,379	$2,943,379

Incurred related to:
Current year	6,731,524	6,354,466	24,185,717
Prior years (O)	(251,457)	(307,855)	(434,015)
Total incurred	6,480,067	6,046,611	23,751,702

Paid related to:
Current year	(4,349,388)	(3,809,389)	(21,671,345)
Prior years	(1,705,913)	(1,735,256)	(1,809,610)
Total paid	(6,055,301)	(5,544,645)	(23,480,955)

Balances at end of period	$3,638,892	$3,445,345	$3,214,126

	Three Months Ended	Three Months Ended	Year Ended
	March 31, 2011	March 31, 2010	December 31, 2010
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$6,480,067	$6,046,611	$23,751,702
Military services benefit expense	826,037	749,300	3,059,492
Future policy benefit expense (P)	38,650	21,471	305,875
Consolidated Benefit Expense	$7,344,754	$6,817,382	$27,117,069

S-12

Humana Inc.
Benefits Payable Statistics (Q)

Receipt Cycle Time (R)
	2011	2010	Change	Percentage Change
1st Quarter Average	13.8	13.8	0.0	0.0%
2nd Quarter Average	-	13.9	n/a	n/a
3rd Quarter Average	-	13.9	n/a	n/a
4th Quarter Average	-	13.6	n/a	n/a
Full Year Average	13.8	13.8	0.0	0.0%

Unprocessed Claims Inventories

Date	Estimated Valuation (000's)	Claim Item Counts	Number of Days on Hand
3/31/2009	$258,800	740,600	4.2
6/30/2009	$258,000	709,900	4.0
9/30/2009	$317,100	856,500	4.9
12/31/2009	$323,000	775,500	4.3
3/31/2010	$426,200	1,091,700	5.6
6/30/2010	$433,800	1,009,200	4.9
9/30/2010	$428,900	1,064,200	5.2
12/31/2010	$373,800	980,900	5.0
3/31/2011	$481,700	1,196,700	6.0

S-13

Humana Inc.
Benefits Payable Statistics (Continued) (Q)

Days in Claims Payable (S)
Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change	DCP Excluding Capitation	Change Last 4 Quarters	Percentage Change
3/31/2009	54.6	(2.3)	-4.0%	60.9	(2.4)	-3.8%
6/30/2009	56.1	(1.1)	-1.9%	61.5	(1.8)	-2.8%
9/30/2009	56.2	(1.9)	-3.3%	62.7	(2.4)	-3.7%
12/31/2009	55.4	(4.0)	-6.7%	62.1	(4.4)	-6.6%
3/31/2010	54.2	(0.4)	-0.7%	60.8	(0.1)	-0.2%
6/30/2010	57.0	0.9	1.6%	64.3	2.8	4.6%
9/30/2010	57.8	1.6	2.8%	64.5	1.8	2.9%
12/31/2010	53.5	(1.9)	-3.4%	60.0	(2.1)	-3.4%
3/31/2011	55.5	1.3	2.4%	61.8	1.0	1.6%

Year-to-Date Change in Days in Claims Payable (T)
			2011	2010
DCP - beginning of period			53.5	55.4
Components of change in DCP:
Change in unprocessed claims inventories			0.4	0.8
Change in processed claims inventories			1.1	0.3
Change in pharmacy payment cutoff			0.6	(2.9)
All other			(0.1)	(0.1)
DCP - end of period			55.5	53.5

S-14

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
1Q11 Earnings Release

(A)	The Medicaid and other category includes the company’s Medicaid business as well as the closed block of long-term care.
(B)	The ASO and other category is comprised of approximately 87 percent ASO fees with other ancillary services fees that each constitute one percent or less of the total.
(C)	The operating cost ratio is defined as operating costs as a percent of total revenues excluding investment income.
(D)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(E)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(F)	Military services revenues are generally not contracted on a per-member basis.
(G)	Includes premiums associated with Medicaid and the closed block of long-term care as well as services revenue.
(H)	Duration is the time-weighted average of the present value of the bond portfolio cash flows.
(I)

IBNR represents an estimate of benefit expenses payable for claims incurred but not reported (IBNR) at the balance sheet date.  The level of IBNR is primarily impacted by membership levels, benefit claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in lower reserves for claims IBNR).  Other benefits payable includes amounts payable to providers under capitation arrangements.

(J)	Unprocessed claim inventories represent the estimated valuation of claims received but not yet fully processed.
(K)

Processed claim inventories represent the estimated valuation of processed claims that are in the post-claim-adjudication process, which consists of administrative functions such as audit and check batching and handling.

(L)

The balance due to the company's pharmacy benefit administrator fluctuates as a result of the number of business days in the last payment cycle of the month. Payment cycles are every 8 days (8th, 16th, and 24th of month) and the last day of the month.

(M)	Military services benefits payable primarily consist of IBNR and to a lesser extent risk share payables to the Department of Defense and liabilities to subcontractors.
(N)

The table excludes activity associated with military services benefits payable, because the federal government bears a substantial portion of the risk associated with financing the cost of health benefits.  More specifically, the risk-sharing provisions of the military services contracts with the federal government and with subcontractors effectively limit profits and losses when actual claim experience varies from the targeted claim amount negotiated annually.  As a result of these contract provisions, the impact of changes in estimates for prior year military services benefits payable are substantially offset by the associated changes in estimates of revenue from health care services reimbursements.  As such, any impact on the company's results of operations is reduced substantially, whether positive or negative.

(O)

Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company's estimate of claim reserves during the quarter.

(P)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet.
(Q)	Benefits reserves statistics represents fully-insured medical claims data and excludes military services claims data and specialty benefits.
(R)

The receipt cycle time measures the average length of time between when a claim was initially incurred and when the claim form was received. Receipt cycle time data for the company's largest claim processing platforms represent approximately 98% of the company's fully-insured medical claims volume. Pharmacy and specialty claims, including dental, vision and other supplemental benefits, are excluded from this measurement.

(S)

A common metric for monitoring benefits payable levels relative to the benefit expense is days in claims payable, or DCP, which represents the benefits payable at the end of the period divided by average benefit expenses per day in the quarterly period.  Since the company has some providers under capitation payment arrangements (which do not require a benefits payable IBNR reserve), the company has also summarized this metric excluding capitation expense. In addition, this calculation excludes the impact of the company's military services and stand-alone PDP business.

(T)

DCP fluctuates due to a number of issues, the more significant of which are detailed in this rollforward.  Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding reserve recorded upon enrollment later in the quarter. This analysis excludes the impact of military services and Medicare stand-alone PDPs upon DCP.

S-15

CONTACT:
Humana Inc.
Investor Relations:
Regina Nethery, 502-580-3644
Rnethery@humana.com
or
Corporate Communications:
Tom Noland, 502-580-3674
Tnoland@humana.com